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                                                                    EXHIBIT 12.1

                             SUN MICROSYSTEMS, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT RATIO DATA)

                                                       FISCAL YEAR ENDED JUNE 30,
                                     --------------------------------------------------------------
                                       1993         1994         1995         1996          1997
                                     --------     --------     --------     --------     ----------
Income before income taxes.......    $223,894     $283,379     $523,298     $708,874     $1,121,207
Fixed charges....................      75,534       60,577       50,697       49,787         54,820
Less: effect of capitalized
  interest.......................        (481)      (2,075)      (3,341)      (4,893)          (698)
                                     --------     --------     --------     --------     ----------
"Earnings".......................     298,947      341,881      570,654      753,768      1,175,329
Divided by fixed charges.........      75,534       60,577       50,697       49,787         54,820
                                     --------     --------     --------     --------     ----------
Ratio of earnings to fixed
  charges........................        4.0x         5.6x        11.3x        15.1x          21.4x
                                     ========     ========     ========     ========     ==========